NEWS RELEASE

Cleveland-Cliffs Names William Brake Executive Vice President

Cleveland, OH—April 5, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced the appointment of William Brake as executive vice president, Cliffs metallics and chief technical officer, effective April 16, 2007.

Brake joins Cliffs having served as executive vice president, operations for Mittal Steel USA, with full operating responsibility for all of Mittal’s domestic steel operations. He began his career with LTV Steel, and following the acquisition by the International Steel Group, was responsible for the initial re-start of its Cleveland facilities.

Cleveland-Cliffs President and Chief Executive Officer Joseph A. Carrabba commented, “Bill is a highly respected leader whose extensive steel-industry expertise complements the talents of Cliffs’ existing leadership team. We look forward to his contribution as we continue to grow our organization.”

Brake is a member of the Association of Iron and Steel Engineers, and formerly was co-chair of the Ohio Steel Industry Advisory Council. He holds a B.S. in Electrical Engineering and an MBA, both from Case Western Reserve University.

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, an iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. The many factors and risks that may cause such predictive statements to turn out differently are set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

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